EXHIBIT 10(m)

CONSULTING SERVICES AGREEMENT

This Agreement is entered into this 5th day of January, 2004, between Marathon Oil Corporation, a Delaware corporation (hereinafter “Marathon” or “Company”) of 5555 San Felipe Road, Houston, Texas 77056-2723, and John T. Mills (hereinafter “Consultant or “Contractor”) of 33 West Oak Drive, Houston, TX 77056.

SCOPE OF WORK

1.	During the term of this Agreement, Contractor agrees, as an independent contractor, to provide consulting services to Marathon Oil Corporation and Marathon senior management on issues relating to the operations of the Company in accordance with specific projects requested by the President and Chief Executive Officer of Marathon (the “President”). Prior to each specific project, the Consultant and the President of Marathon, or an individual or individuals designated by the President, will develop written project objectives.

2.	Contractor shall periodically provide reports on the progress of such project or projects to the President of Marathon, or individuals designated by the President, to work with the Consultant on the project.

CONFIDENTIALITY

3.	Contractor will maintain in strict confidence any proprietary or confidential information received from Marathon including, but not limited to, any information Contractor is exposed to while performing work hereunder and the work product of this Agreement until it otherwise becomes public knowledge or until its divulgence is specifically authorized in writing by the Company. This obligation of confidentiality survives the termination of this agreement.

PAYMENTS FOR SERVICES

4.	Payment for the services rendered under this Agreement shall be a daily consulting fee not to exceed $2,800 billable in hourly increments of $350 rounded to the nearest quarter-hour. This fee will apply to any and all hours worked, without regard to time of day, holidays, or weekends. Reasonable business travel, meal and mileage expenses at the current IRS standard mileage rate for business use incurred and required to perform the services to be provided under this Agreement will be reimbursed by Marathon, upon submission of documentation acceptable to the Company.

5.	During the course of this agreement, Contractor will transmit to the President of Marathon, or an individual or individuals designated from time to time by the President, on a monthly basis, an itemized statement setting forth the professional services rendered in hourly increments during the month and costs incurred by Contractor on the Company’s behalf in the preceding month. Marathon should receive Contractor’s statements by the tenth day of the month following the month in which such services were rendered and costs incurred.

6.	Although Contractor controls his own work hours and schedule, Contractor agrees to accurately account to Marathon in such manner as it may request for all work done and all expenses incurred to the services rendered hereunder.

TERM

7.	This Agreement shall be in effect from January 5, 2004 until the earlier of March 31, 2004 or upon completion of an agreed upon consulting assignment, provided no consulting assignments shall extend beyond June 30, 2004. After March 31, 2004, this Agreement may be renewed for additional terms of one month upon agreement of the parties for the assignment of an additional consulting project or projects. In no event shall this Agreement extend beyond June 30, 2004.

TERMINATION

8.	If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon 30 days’ notice unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon 30 days’ notice. Company shall upon termination pay Consultant all unpaid amounts due for Services completed prior to notice of termination. Sections 2 through 6 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

LIABILITY

9.	The services rendered under this Agreement shall be performed entirely at Contractor’s own risk except as to injuries directly attributable to the sole negligence of Marathon. Contractor will be solely and entirely responsible for his acts and the acts of his agents or employees, if any, during the performance of this Agreement.

INSURANCE COVERAGE

10.	During the term of the Agreement, Contractor shall have in force automobile insurance covering Contractor’s operation of an automobile in connection with the services provided under this Agreement.

INDEPENDENT CONTRACTOR

11.	In the performance of the services hereunder, Contractor acknowledges that he is an independent contractor with the right to supervise, manage, control and direct the manner of the work or services hereunder. Marathon is interested only in the results to be obtained; provided, however, that Marathon shall be entitled to review and inspect the work and/or services so performed as may be necessary to assure such results. None of the employee benefits provided by Marathon to its employees are available from Marathon to Contractor, his agents, or employees as a result of the services rendered under this Agreement. The Contractor agrees he has no expectations for any employee benefits provided to common law employees of Marathon, and agrees not to make any claims against Marathon or against any of the benefit plans maintained by Marathon on the basis that he was or is a common law employee relating to any period of time that he has been providing services to Marathon as an independent contractor. Further, Contractor agrees not to present himself as being an employee of Marathon, not to attempt to execute any documents on behalf of Marathon unless specifically authorized in writing, and not to make any representations on behalf of Marathon except to the extent specifically authorized in writing by the Company.

PROPRIETARY RIGHTS

12.	To the extent that the “work made for hire” rules under the Copyright Act of 1976 applies, Contractor acknowledges and agrees that the product of all work by Contractor for Company is work made for hire and, as such, all rights in such work are assigned and belong to the Company. In addition, if the “work made for hire” rule under the Copyright Act of 1976 does not apply, Contractor agrees and hereby acknowledges that all rights in such work are assigned and belong to Company, and Contractor agrees to execute all documents required by Company to effect such assignment. Contractor specifically acknowledges and agrees that all right, title and interest in and to the product of all work is assigned to the Company.

13.	All reports, work product, drawings, flow diagrams, sketches, specifications, computer data or other records regardless of form (hereinafter collectively referred to as “Records”), prepared by Contractor under the provisions of this Agreement, shall be the property of the Company and may be used by Company for any purpose. As part of the fulfillment of the Agreement, Contractor shall deliver to Company physical possession of all Records upon completion of the Work.

INDEMNIFICATION

14.	Contractor shall be indemnified for third party liability arising out of this agreement, in excess of any insurance coverage the Contractor may have, solely to the extent that:

(a)	The Contractor acted prudently, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

(b)	The Company is subrogated to all of the Contractor’s rights of recovery against any person or organization for such liability, and the Contractor has executed and delivered instruments and papers and done or agreed to do whatever else is necessary to enable the Company to secure such rights.

(c)	Nothing in this provision precludes the Company from taking any action it deems necessary to enforce the other provisions of this Agreement.

(d)	The Contractor accepts full and exclusive liability for and will indemnify Marathon against the payment of any and all contributions, assessments, rates, taxes, of whatever kind or nature, which might be imposed or attempted to be imposed upon Marathon pertaining to the compensation paid or to be paid under and in connection with the services to be paid hereunder, including, but not limited to, federal, state, county, city, school district, or otherwise, income and other taxes, social security (FICA taxes), workers’ compensation premiums, unemployment compensation rates, etc. Contractor further agrees that any persons employed by him to perform work under this Agreement are the employees of the Contractor and not employees of Marathon.

COMPANY POLICIES

15.	Contractor acknowledges that he is aware of and agrees to abide by the Company’s policies including:

•	Marathon’s Drug and Alcohol Policy.

•	Marathon’s No Smoking Policy.

•	Marathon’s policy strictly prohibiting the possession of firearms, weapons, or explosives by any of his employees, subcontractors, agents or representatives while on Marathon premises or engaged in work under this Contract.

•	Marathon’s Anti-Harassment Policy while on the premises or engaged in work on this Agreement which prohibits all forms of harassment, including sexual harassment, which create an intimidating, hostile or offensive working environment.

16.	Contractor agrees to require his employees, servants, agents, representatives and subcontractors, if any, to adhere to Marathon’s policies outlined above while on the premises or engaged in work under this Agreement.

COMPLIANCE WITH APPLICABLE LAWS

17.	Contractor further agrees that he will comply with all applicable laws and regulations including, but not limited to, workers’ compensation, social security, unemployment insurance, the Occupational Safety and Health Act, the Immigration Reform Act of 1986, the Americans with Disabilities Act, and all federal, state and local laws affecting employment and business opportunities.

COMPLETE AGREEMENT

18.	This Agreement supersedes all prior consulting services contracts and understandings between parties and may not be modified, changed or altered by any promise or statement by whomsoever made, and may only be modified by further written agreement by all parties hereto.

19.	All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice. All notices shall be delivered as follows:

To the Consultant:	To the Company:
John T. Mills	W. F. Schwind, Jr.
33 West Oak Drive	General Counsel
Houston, TX 77056	Marathon Oil Corporation
5555 San Felipe Road
Houston, TX 77056-2723

AGREEMENT NOT ASSIGNABLE

20.	Contractor shall not have the right to assign this Agreement or subcontract work hereunder without the prior written consent of Marathon. Any such assignment or subcontracting shall not release Contractor from his obligations hereunder.

PROVISIONS SEPARATELY ENFORCEABLE

21.	Each of the provisions of this Agreement shall be enforceable independently of any other provision of this Contract and independent of any other claim or cause of action.

GOVERNING LAW

22.	In the event of any dispute arising under this Agreement, it is agreed between the parties that the law of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of January, 2004.

MARATHON OIL CORPORATION	JOHN T. MILLS, CONSULTANT
By: /s/ Eileen M. Campbell	By: /s/ John T, Mills
Name: Eileen M. Campbell	Name: John T, Mills
Title: V.P. Human Resources	Date: 1-5-04
Date: 01/05/04